UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2026
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ENPHASE ENERGY, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-35480	20-4645388
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

47281 Bayside Parkway
Fremont, CA 94538
(Address of principal executive offices, including zip code)
(707) 774-7000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	ENPH	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective June 11, 2026, the Board of Directors (the “Board”) of Enphase Energy, Inc. (the “Company”) has increased the size of the Board to eight directors and, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, has appointed Shanker Trivedi to fill the newly created vacancy in Class I of the Board. The term of office for Class I directors expires at the Company’s 2028 Annual Meeting of Stockholders, and Mr. Trivedi is expected to stand for election at that time. In connection with his election to the Board, Mr. Trivedi was also appointed to serve on the Audit Committee of the Board with immediate effect.
Mr. Trivedi, age 69, was the Senior Vice President, Enterprise Business, at NVIDIA Corporation (“NVIDIA”), a semiconductor company, from April 2016 until April 2026 and the Vice President, Worldwide Sales (PSG) from April 2009 to March 2016. At NVIDIA, he led worldwide sales for datacenter and professional visualization products, as well as business development for all industry verticals, other than gaming, including manufacturing, healthcare, financial services, telecommunications, government, and education. Prior to NVIDIA, Mr. Trivedi served in various senior leadership roles at Callidus Cloud and Sun Microsystems. Mr. Trivedi has more than 30 years of leadership experience in enterprise technology, data centers, cloud infrastructure, and go-to-market execution. Mr. Trivedi holds a Master of Business Administration degree from the Indian Institute of Management Calcutta and a Master of Science degree in Mathematics and Computing from the Indian Institute of Technology Delhi.
As part of the appointment, the Board has approved a grant, effective as of the date of his appointment, of a restricted stock unit award to Mr. Trivedi representing shares of the Company’s common stock with a targeted delivered value of approximately $250,000. The amount of the award reflects the Company’s standard compensation program for initial equity awards to new directors, based on the date of election by the Board. Provided Mr. Trivedi continues his service on the Board, the restricted stock unit award will vest in four equal installments on August 15, 2026, November 15, 2026, February 15, 2027, and May 15, 2027. In connection with his service on the Board, Mr. Trivedi will also be entitled to the standard non-employee director compensation arrangements as set forth under the heading “Director Compensation” in the Company’s most recent proxy statement filed with the Securities and Exchange Commission (the “SEC”) on April 1, 2026.
There are no arrangements or understandings between Mr. Trivedi and any other person pursuant to which Mr. Trivedi was appointed as a director of the Company, and there is no family relationship between Mr. Trivedi and any of the Company’s other directors or executive officers.
The Company entered into its standard form of indemnification agreement with Mr. Trivedi (the “Indemnity Agreement”). The Indemnity Agreement provides, among other things, that the Company will indemnify Mr. Trivedi, under the circumstances and to the extent provided for therein, for certain expenses which he may be required to pay in connection with certain claims to which he may be made a party by reason of his service to the Company as a director, and otherwise to the fullest extent under applicable law. The foregoing is only a brief description of the terms of the indemnification arrangements with Mr. Trivedi, does not purport to be complete, and is qualified in its entirety by reference to the form of Indemnification Agreement, previously filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 with the SEC on February 17, 2026.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 15, 2026	ENPHASE ENERGY, INC.
	By:	/s/ Mandy Yang
Mandy Yang
Executive Vice President and Chief Financial Officer